Exhibit 10.2

MANAGEMENT EMPLOYMENT AGREEMENT

This Management Employment Agreement (the “Agreement”), dated as of November 30, 2006, by and among FirstCity Business Lending Corporation, a Texas corporation (“FirstCity BLC”), American Business Lending, Inc., a Texas corporation (the “Company”), and Charles P. Bell, Jr. (“Executive”).

WHEREAS, the Company desires to secure the services of Executive as its Chief Executive Officer, and Executive desires to become employed by the Company as its Chief Executive Officer, and, in connection therewith, the Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of such employment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.             Agreement to Employ.  Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company.

2.             Term; Position and Responsibilities.

(a)           Term of Employment.  This Agreement shall be binding upon and enforceable against the Company and Executive immediately upon its execution by both parties.  The stated term of this Agreement and the employment relationship created hereunder shall be deemed to have begun June 19, 2006, and shall remain in effect until June 19, 2011, unless sooner terminated in accordance with Section 6 hereof (the “Initial Employment Term”).  This Agreement shall be automatically renewed for successive one (1) year terms after the Initial Employment Term (each a “Renewal Term”), unless terminated by either party upon written notice (“Non-Renewal Notice”) given at least sixty (60) days prior to the end of the Initial Employment Period or any Renewal Term.  The date Executive commences employment hereunder will be referred to as the “Commencement Date” and the period during which Executive is employed pursuant to this Agreement (including any Renewal Term) will be referred to as the “Employment Period.”

(b)           Position and Responsibilities.  During the Employment Period, Executive will serve as Chief Executive Officer of the Company with such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties and responsibilities consistent with his position and his duties and responsibilities as Chief Executive Officer as may be specified by the Board of Directors of the Company (the “Board”) from time to time.  Executive will report directly to the Board of Directors of the Company.  During the Employment Period, Executive will devote his undivided loyalty to the Company and devote all of his skill, knowledge and working time (except for (i) reasonable vacation time and absence for sickness or similar disability, and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder, (A) such reasonable time as may be devoted to service on boards of directors and the fulfillment of civic responsibilities, and (B) such reasonable time as may be necessary from time to time for personal financial matters) to the conscientious performance of his duties and responsibilities hereunder.  Executive represents that he is entering into this Agreement voluntarily and that his employment hereunder and compliance by him with the terms and conditions hereof will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.

3.             Compensation.  As compensation for the services to be performed by Executive hereunder, during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation hereunder, the following:

(a)           Base Salary.  An annual base salary of $ 200,000 during the first year of the Initial Employment Period, and $250,000 during the second year of the Initial Employment Period, which annual base salary shall hereinafter be referred to as the “Base Salary”); provided, however, that during the pre-operational period of the Company, which commenced on June 19, 2006 and will continue until the Closing under the Asset Purchase Agreement, dated as of June 30, 2006 (the “Asset Purchase Agreement”), among NCS I, LLC, and AMRESCO SBA Holdings, Inc., as “Sellers,” and the Company, as “Purchaser” (the “Pre-Op Period”), Executive shall receive 50% of his Base Salary until the end of the Pre-Op Period.  If the Closing (as defined in the Asset Purchase Agreement) occurs, then Executive shall receive payment of the full amount (100%) of the Base Salary retroactive to August 19, 2006, payable within thirty (30) days after the Closing under the Asset Purchase Agreement.  Executive’s salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of the Company.  The Company shall not reduce Executive’s salary without Executive’s written consent.

(b)           Discretionary Bonus Pool. The Board will establish an incentive bonus pool for all Company employees based on the Bonus Pool Methodology set forth in Exhibit “A” attached hereto (the “Bonus Pool”).  Executive shall be permitted to participate in Bonus Pool, which may provide an Incentive Bonus (hereinafter defined) of up to 100% of Base Salary each year during the employment Period.  The evaluation of the performance of Executive as measured by the applicable targets and the awarding of applicable bonuses, if any, shall be at the sole discretion of the Board of Directors of the Company.  The annual discretionary incentive bonus (the “Incentive Bonus”) may be awarded in whole or in part, based on the level of incentive bonus pool performance criteria achieved by Executive, in the sole judgment of the Board of Directors of the Company.  If Executive terminates this Agreement without Good Reason, as defined in Section 6(d), or if the Company terminates this Agreement at any time for Cause, as defined in Section 6(b), Executive will not be paid any Incentive Bonus, in whole or in part for the year in which such termination occurred.

(c)           Annual Review of Base Salary After Two Years.  The Company will review Executive’s Base Salary annually, commencing with the first such annual review no later than thirty (30) days prior to the end of the second year of the Initial Employment Term, and continuing for any Renewal Term, if any, and, in the sole discretion of the Board, may increase the Base Salary.

4.             Equity Ownership of the Company; Options.

(a)           Grant of Options and Opportunity to Purchase Restricted Stock.  During the Employment Period, within ten (10) business days after December 31, 2007 and continuing thereafter within ten (10) business days after December 31, 2008, 2009, and 2010 (the  period between December 31 2007 and December 31 2010 being hereinafter referred to as the “Combined Purchase Period”), FirstCity BLC will grant to Executive options (“Options”)to purchase restricted shares (“Restricted Shares”) of common stock, $0.001 par value per share (“Common Stock”) of the Company, which combined with the Restricted Shares which may be acquired upon exercise of the Options will grant to Executive the right, upon purchase of such Restricted Stock and the exercise of the Options, at the time of exercise and/or purchase (the “Exercise Date”), to acquire shares of Common Stock in the form of Restricted Shares equal to Executive’s Equity Ownership.  Executive at any time during the Employment Period, in his sole discretion, upon ten (10) business days notice to the Company and FirstCity BLC, may purchase Restricted Shares equal to Executive’s Equity Ownership less the amount of shares held by Executive subject to Options, provided that Executive exercises all of the Options simultaneously with the purchase of the Restricted Shares.  The Executive’s rights to the grant of Options and the issuance and purchase of Restricted Shares will terminate upon the termination of his employment under this Agreement for any reason.  The Company shall not be obligated to grant Executive any Options or issue and sell any Restricted Shares to Executive unless Executive is employed by the Company under this Agreement at the date of determination.

(b)           Certain Definitions.  For purposes of this Agreement, the term “Executive’s Equity Ownership” shall mean shares of Common Stock equal in the aggregate of eight per cent (8%) of the outstanding shares of Common Stock of the Company at the date of Closing under the Asset Purchase Agreement.  The exercise price of the Options and the purchase price of the Restricted Shares shall be equal to the greater of $1.00 or Book Value per share of the Common Stock (the “Stock Purchase Price”).  For purposes of this Agreement, the term “Book Value per Share of Common Stock” shall mean the book value per share of Common Stock determined as of December 31 of the year preceding the Exercise Date, and will be determined in accordance with generally accepted accounting principles.

(c)           Yearly Option Grants. During the Employment Agreement, within ten (10) business days after December 31 of the years 2007, 2008, 2009, and 2010, the Company will grant to Executive an Option to purchase shares of Common Stock at the Stock Purchase Price, in a number of shares equal to the lesser of (i) 2.0% of the outstanding Common Stock of the Company (i.e., 25% of the total amount of shares of Common Stock which may be acquired by the Executive under this Agreement), or (b) the number of shares equal to Executive’s Equity Ownership, less the total number of shares of Restricted Shares and Options owned by Executive at the date of determination.  The Options may be exercised by Executive, in his sole discretion, in whole but not in part, at any time on or prior to 5:00 p.m., Central Time, on December 31, 2014.

(d)           Certain Restrictions on Sale.  In no event will the Company be required to offer to sell or to sell Restricted Shares or issue or grant Options to Executive (a) which in the aggregate at any time would cause the number of shares of Common Stock to be acquired by Executive under this Agreement to exceed the Executive’s Equity Ownership, or (b) at any time at which making such an offer or selling any such Restricted Shares or Options would violate any applicable securities law.

(e)           Management Shareholders’ Agreement.  The terms and conditions of Executive’s purchase of any Restricted Shares, including certain restrictions on resale of the Restricted Shares, the right of the Company to repurchase all or a portion of such Restricted Shares from Executive under certain circumstances, including without limitation upon termination of Executive’s employment, and the applicable repurchase price for repurchase of the Restricted Shares, will be set forth in a Shareholders’ Agreement, between the Company, the Executive, and one or more other shareholders of the Company (as the same has been or may hereafter be amended, the “Management Shareholders’ Agreement”).  Among other things, the Management Shareholders’ Agreement will grant a right of first refusal first under certain circumstances, to Joseph N. Smith, and second, to the Company, to purchase Executive’s Restricted Shares at a purchase price equal to the Book Value per Share of Common Stock as of the last day of the month preceding the date of purchase.

5.             Benefits and Perquisites: Expenses.

(a)           Benefits and Perquisites. Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for executive employees of The Company.  The Company shall be entitled to change or terminate such plans in its sole discretion.  The parties acknowledge that at the initial date of this Agreement the fringe benefits provided to Executive include a corporate 401(k) plan, health, dental, life, and long-term disability insurance, and reimbursement of certain expenses in accordance with the policies and procedures of the Company.

(b)           Business Expenses.  The Company will reimburse Executive for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder upon submission of information required to be provided under the Company’s policy for reimbursement of business expenses.

(c)           Key Man Life Insurance.  The Company reserves the right to purchase key man life insurance on the life of Executive at the Company’s expense, and in such amounts and on such terms as the Company, in its sole discretion, may determine.

6.             Termination of Employment.  The employment relationship between Executive and the Company created hereunder shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a)           Death or Permanent Disability.  The employment relationship shall be terminated effective upon the death or permanent disability of Executive. However, Executive shall be entitled to leaves of absence from the Company in accordance with the policy of the Company generally applicable to executives for illness or temporary disabilities for a period or periods not exceeding three (3) months on a cumulative basis in any calendar year, and his status as an Executive shall continue during such periods.   If Executive is incapacitated due to physical or mental illness and such incapacity prevents Executive from satisfactorily performing his duties for the Company on a full time basis for six (6) months or more, Executive shall be deemed to have experienced a permanent disability and the Company may terminate this Agreement upon thirty (30) days written notice.  Upon the death or permanent disability of Executive, Executive or his estate (as the case may be) shall be entitled to compensation as provided in Section 7(a) and (b) below.

(b)           Termination for Cause.  The Company shall have the option to terminate the Executive’s employment during the Employment Period, effective upon written notice of such termination to the Executive, for Cause as determined by the Board of Directors.  For purposes of this Agreement, termination for “Cause” shall mean termination of Executive’s employment by the Board of Directors upon the occurrence of any of the following events:

i.                                  Any act of fraud, misappropriation or embezzlement by Executive with respect to any aspect of the Company’s business;

ii.                               The breach by Executive of any provision of Sections 1, 2 or 8 of this Agreement (including but not limited to a refusal to follow lawful directives of the Board or its designees which are not inconsistent with the duties of Executive’s position and the provisions of this Agreement);

iii.                            The conviction of Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude;

iv.                           The intentional failure by Executive to perform in all material respects his duties and responsibilities (other than as a result of death or disability) and the failure of Executive to cure the same in all material respects within fifteen (15) days after written notice thereof from the Board or its designee;

v.                              The illegal use of drugs by Executive during the term of this Agreement that, in the determination of the Board, substantially interferes with Executive’s performance of his duties hereunder;

vi.                           Acceptance of employment with any employer other than the Company, except (A) upon written permission of the Board, or (B) after termination of the Employment Period for another reason; or

vii.                        The breach by Executive of his fiduciary duties to the Company.

(c)           The Company shall provide Executive with a written notice of termination, which can be provided on the date of termination.  In the event Executive’s employment is terminated for Cause hereunder, Executive shall be entitled to the compensation provided in Section 7(a) below.

(d)           Termination by the Company with Notice.  The Company may terminate this Agreement without Cause at any time upon sixty (60) days written notice to Executive, during which period Executive shall not be required to perform any services for the Company other than to assist the Company in training his successor and generally preparing for an orderly transition, and the Company may elect not to renew the Employment Term, in accordance with a Non-Renewal Notice given under Section 2(a); provided, however, that upon such termination or non-renewal, Executive shall be entitled to compensation as provided in Section 7(a) and (b) below.

(e)           Termination by Executive for Good Reason.  Executive shall be entitled to terminate this Agreement at any time for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

i.                                          Without his express written consent, the assignment of Executive to a position functionally and materially inferior to his position with the Company on the date of this Agreement;

ii.                                       The change of the location where Executive is based to a location which is more than fifty (50) miles from his present location without Executive’s written consent; or

iii.                                    A reduction by the Company in Executive’s base salary as in effect on the date hereof, unless such reduction is a proportionate reduction of the compensation of Executive and all other senior officers of the Company as a part of a company-wide effort to enhance the financial condition of the Company.

iv.                                   Any other material breach by the Company of its obligations under this Agreement, which is not remedied or cured by the Company within fourteen (14) days after written notice to the Company from the Executive describing the breach.

(f)            Executive shall give the Company thirty (30) business days notice of an intent to terminate this Agreement for “Good Reason” as defined in this Section 6(d), and provide the Company with thirty (30) business days after receipt of such notice from Executive to remedy the alleged violation of Subsections 6(d)(i), (ii) or (iii).  In the event Executive terminates his employment for Good Reason hereunder, Executive shall be entitled to the compensation provided in Section 7(a) and (c) below.

7.             Compensation upon Termination.  Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term hereof, Executive shall be entitled to the following:

(a)           Compensation upon Termination for Any Reason.  Upon termination of Executive’s employment during the Employment Period before the expiration of the stated term hereof for any reason, Executive shall be entitled to:

i.                                          Salary.  The Base Salary earned by him before the effective date of termination as provided in Section 3(a) hereof (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Executive during the salary payment period to the effective date of termination;

ii.                                       Vacation Benefits.  Any accrued, but unpaid, vacation benefits; and

iii.                                    Unreimbursed Business Expenses.  Any previously authorized but unreimbursed business expenses.

Notwithstanding the foregoing, with respect to any stock options or other plans or programs in which Executive is participating at the time of termination of his employment, Executive’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect.

(b)           Additional Compensation and Benefits upon Termination by the Company without Cause or With Notice or by Executive for Good Reason.  If

Executive’s employment hereunder terminates without “Cause” (as defined in Section 6(b) above), with notice pursuant to Section 6(c) above, or for “Good Reason” (as defined in Section 6(e) above), or if the Company terminates this Agreement pursuant to a Non-Renewal Notice given under Section 2(a), the Company shall, upon Executive’s execution of a general release of claims in favor of the Company, provide to Executive in addition to the amounts set forth in Subsection 7(a) above:

i.                                          a cash payment equal to 50 % of his Base Salary and Incentive Bonus for the current year;

ii.                                       Continued medical insurance benefits, at the Company’s expense, for a period of six (6) months.

The Company shall pay the severance amounts referenced in Section 7(c)(i) in equal semi-monthly installments for a period of six (6) months (“Severance Period”) in accordance with the Company’s regular payroll practices.  Executive shall have no obligation to mitigate any severance obligation of the Company under this Agreement by seeking new employment.  The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment.  The provisions of Sections 6, 7 and 8 hereof shall survive the termination of the employment relationship hereunder and this Agreement.

Notwithstanding the foregoing, with respect to any stock options or other plans or programs in which Executive is participating at the time of termination of his employment, Executive’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect.

(c)           Penalty for Breach of Covenants.  If, during the Severance Period, Executive is in material breach of his post-employment covenants contained in Section 8 of this Agreement, the Company shall not be obligated to pay any severance payments referenced herein, the Company’s severance obligations shall terminate and expire, and the Company shall have no further obligations to Executive hereunder from and after the date of such breach and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

8.             Protective Covenants.  Executive recognizes that his employment by the Company is one of the highest trust and confidence because (i) Executive has become and/or in the future will become familiar with critical aspects of the Company’s business during the period of his employment with the Company, (ii) the Company will provide to Executive certain information during his employment by the Company which is proprietary, confidential and/or trade secret information and is of special and peculiar value to the Company, and (iii) if any such proprietary, confidential and/or trade secret information, save and except such information in the public domain or information commonly known in the industry, were imparted to or became known by any person, including Executive, engaging in a business in competition with that of the Company, hardship, loss and irreparable injury and damage could result to the Company, the measurement of which would be difficult if not impossible to ascertain.  Executive further acknowledges that the Company has developed and will continue to develop unique concepts, lending practices, sales presentations, marketing programs, marketing strategies, business practices, methods of operation, pricing information, cost information, trademarks, licenses, technical information, proprietary information, computer software programs, tapes and disks concerning its operations systems, customer lists, customer leads, documents identifying past, present and future customers, customer profile and preference data, hiring and training methods, investment policies, financial and other confidential, proprietary and/or trade secret information concerning its operations and expansion plans (“Confidential Information”).  Therefore, Executive agrees that it is necessary for the Company to protect its business and that of its affiliates from such damage, and Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both Executive and the Company, to protect the Company or its affiliates against damage due to loss or disclosure of Confidential Information and shall apply to and be binding upon Executive as provided herein:

(d)           Confidential Information.  The Company agrees to provide Executive with some or all of its Confidential Information (as defined above) during the term of this Agreement.  Executive recognizes that his position with the Company is one of the highest trust and confidence by reason of Executive’s access to and contact with certain Confidential Information of the Company. Executive agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, Executive shall not, either during the term of this Agreement or at any time thereafter, directly or indirectly, use for Executive’s own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, except as directed by the Company or as required for the performance of Executive’s duties on behalf of the Company, any Confidential Information (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) of the Company or of others with whom the Company has a business relationship, provided, however that this restriction shall not apply to truthful testimony given under oath in a legal proceeding by Executive pursuant to a properly issued subpoena if Executive provides timely notice of such subpoena to the Company.  All Confidential Information, and all memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by Executive at any time during his employment with the Company, including during the term of this Agreement, arising out of, in connection with, or related to any activity or business of the Company, including, but not limited to, the customers, suppliers, or others with whom the Company has a business relationship, the arrangements of the Company with such parties, and the pricing and expansion policies and strategy of the Company, are, and shall continue to be, the sole and exclusive property of the Company.

Executive represents and warrants that he is not bound by any agreement with any prior employer or other party that will be breached by execution and performance of this

Agreement, or which would otherwise prevent him from performing his duties with the Company as set forth in this Agreement.  Executive represents and warrants that he has not retained any copies of proprietary or confidential information of any prior the Company, and he will not use or rely on any confidential and proprietary information of any prior the Company in carrying out his duties for the Company.

(e)           Covenant Not to Compete.  In consideration of the numerous mutual promises and agreements contained in this Agreement between the Company and Executive, including, without limitation, those involving Confidential Information, and in order to protect the Company’s Confidential Information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, Executive agrees that he will not, during his employment and for an additional period of twenty-four (24) months immediately following the termination of his employment  for any reason other than termination without Cause or for Good Reason (the “Noncompetition Term”), directly or indirectly, either through any form of ownership or as an individual, director, officer, principal, agent, employee, the Company, adviser, consultant, shareholder, partner, member, or in any individual or representative capacity whatsoever, without the prior written consent of the Company (which consent may be withheld in the Company’s sole discretion), (i) compete for or solicit business for or on behalf of any person or business entity operating a premium finance company providing similar services to those provided by the Company with a place of business in any state in the United States; (ii) own, operate, participate in, undertake any employment with or have any interest in any entity with a place of business in any state in the United States related to the operation of a premium finance company providing similar services to those provided by the Company, except that Executive may own publicly traded stock for investment purposes only in any company in which Executive owns less than 5% of the voting equity, (iii) compete for or solicit business related to the operation of a premium finance company providing similar services to those provided by the Company from any customer of the Company (or its successors by merger); or (iv) use in any competition, solicitation, or marketing effort any Confidential Information, any proprietary list, or any information concerning customers of the Company.   The restrictions of this Section 8 (e) shall not apply to Executive if his employment by the Company is terminated by the Company without cause or for Good Reason.

Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 8 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company. This noncompetition provision shall survive the termination of Executive’s employment and can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this provision.  Executive acknowledges that the Company would not employ him or provide him with access to its Confidential Information but for his covenants or promises contained in this Section.

The Company and Executive agree and stipulate that the agreements and covenants not to compete contained in this Section 8 are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and the Company; however, Executive and the Company are aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete.  Therefore, in furtherance of, and not in derogation of the provisions of this Section 8, the Company and Executive agree that in the event a court should decline to enforce any term of terms of any of the provisions of this Section 8, this Section 8 shall be deemed to be modified or reformed to restrict Executive’s competition with the Company or its affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, that in no event shall the provisions of this Section 8 be deemed to be more restrictive to Executive than those contained herein.

Executive agrees that during the Noncompetition Term, he shall immediately notify the Company in writing of any employment, work or business he undertakes with or on behalf of any person (including himself) or entity.

(f)            Non-Solicitation.  Executive agrees that during his employment, and for a period of twenty-four (24) months following the termination of his employment by the Company with or without Cause, that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, member, director, officer, shareholder, employee, or agent of any such entity or business, will (i) request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate their employment with the Company or (ii) employ any person who as of the date of this Agreement was, or after such date is, an employee of the Company.  Exceptions to (i) and (ii) are Cheryl Surdick, Lisa Ellsworth and Scott Frizzell.  Executive further agrees that during the period beginning with the commencement of Executive’s employment with the Company and ending twenty-four (24) months after the termination of Executive’s employment with the Company, for whatever reason, he shall not, directly or indirectly, as an individual, employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of the Company or of any other person, entity or business, solicit or encourage any present supplier, contractor, partner or investor of the Company to terminate, limit or otherwise alter his, her or its relationship with the Company.

(g)           Work Product.  For purposes of this Section 8, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and other intellectual property rights in any programming, design, documentation, technology, or other work product that is created in connection with Executive’s work.  In addition, all rights in any preexisting programming, design, documentation, technology, or other Work Product provided to the Company during Executive’s employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Executive’s “Work.”  For purposes of this Agreement, “Work” shall mean (i) any direct assignments and required performance by or for the Company, and (ii) any other productive output that relates to the business of the Company and is produced during the course of Executive’s employment or engagement by the Company.  For this purpose,

Work may be considered present even after normal working hours, away from the Company’s premises, on an unsupervised basis, alone or with others.  Unless otherwise approved in writing by the Board, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

The Company shall own all rights in the Work Product.  To this end, all Work Product shall be considered work made for hire for the Company.  If any of the Work Product may not, by operation of law or agreement, be considered Work made by Executive for hire for the Company (or if ownership of all rights therein do not otherwise vest exclusively in the Company immediately), Executive agrees to assign, and upon creation thereof does hereby automatically assign, without further consideration, the ownership thereof to the Company.  Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law.  The Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

Executive agrees to perform upon the request of the Company, during or after Executive’s Work or employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including by (i) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (ii) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (iii) providing testimony in connection with any proceeding affecting the rights of the Company in any Work Product.  In the event that Executive is required to perform the services described in this paragraph after his employment with the Company has terminated, Executive will be reasonably compensated for actual time spent providing such services.

Executive warrants that his Work for the Company does not and will not in any way conflict with any obligations Executive may have with any prior the Company or contractor.  Executive also agrees, to the best of his ability, to develop all Work Product in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.

(h)           Non-Solicitation of Clients.  During the period of Executive’s employment and, as a condition to receiving severance pay thereafter during the Non-Competition Term, Executive shall not, directly or indirectly, solicit or otherwise attempt to establish for himself or any other person, firm or entity any business relationship with any person, firm or entity which, at any time during the twenty-four month period preceding the date of Executive’s termination of employment, was a customer, client or distributor of the Company or any of its subsidiaries except during Executive’s employment with the Company with the sole exception of Ray Ellis and Kwik Industries and/or its affiliates.

(i)            Return of Documents.  In the event of the termination of Executive’s employment for any reason, Executive will deliver to the Company all non-personal documents and data of any nature and in whatever medium pertaining to Executive’s employment with the Company, or any of its subsidiaries or affiliates and he will not take with him any such property, documents or data of any description or any reproduction thereof, including summaries or notes regarding same, or any documents containing or pertaining to any Proprietary Information.

(j)            Survival of Covenants.  Each covenant of Executive set forth in this Section 8 shall survive the termination of this Agreement and Executive’s employment for any reason and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant.  No modification or waiver of any covenant contained in this Section 8 shall be valid unless such waiver or modification is approved in writing by the Board.

Executive hereby acknowledges that Executive’s agreement to be bound by the protective covenants set forth in this Section 8 was a material inducement for the Company entering into this Agreement, agreeing to pay Executive the compensation and benefits set forth herein, and providing Executive with the Company’s Confidential Information and other proprietary information.

9.             Enforcement of Covenants.

(a)           Injunctive Relief.  Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, Executive agrees that the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants, obligations or agreements referred to in this Section 9.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.  The Company and Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of the city of the Company’s headquarters and the Federal courts of the United States of America, in each case located in (or located nearest to) the city of the Company’s headquarters, solely in respect of the injunctive remedies set forth in this Section  and the interpretation and enforcement of Section 8 solely insofar as such interpretation and enforcement relate to an application for injunctive relief in accordance with the provisions of this Section , and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any application solely for such injunctive relief shall be heard and determined exclusively in such a court, (iii) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to an application solely for such injunctive relief, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application solely for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 9.

(k)           Forfeiture of Severance Payments.  Executive agrees that receipt of severance pay under Section 7 is conditioned upon Executive’s observance of the covenants contained in Section 8.  Executive further agrees that in the event of his failure to observe the provisions of Section 8, (i) Executive shall forfeit the right to receive any portion of any bonus, and (ii) the Company shall be entitled to discontinue further severance payments under Section 8.

10.           Entire Agreement.  Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with Executive by any other person or entity) are merged herein and superseded in their entirety hereby.

11.           Indemnification.  The Company agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by Texas law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive.  Costs and expenses incurred by Executive in defense of any such litigation, including attorneys’ fees, shall be paid by the Company in advance of the final disposition of such litigation promptly upon receipt by the Company of (i) a written request for payment, (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (iii) an undertaking adequate under Texas law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

12.           Miscellaneous.

(a)           Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives.

(b)           Taxes.  The Company may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

13.           Non-Disparagement.  Executive agrees not to make any statements that disparage the reputation of the Company, its products, services or employees.  Executive further acknowledges and agrees that any breach or violation of this non-disparagement provision shall entitle the Company to seek injunctive relief to prevent any future breaches of this provision and/or to sue Executive under the provisions of this Agreement for the immediate recovery of any damages caused by such breach.

14.           Assignment.  This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company.  This Agreement shall not be assignable or delegable by the Company, other than to an affiliate of the Company; provided, however, that in the event of the acquisition, merger or consolidation of the Company, the obligations of the Company hereunder shall be binding upon the surviving or resulting entity of such acquisition, merger or consolidation.  The rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the heirs, legatees, administrators and personal representatives of Executive and upon the successors, representatives and assigns of the Company.

15.           Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.  In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 15.

16.           Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to the Company:	American Business Lending, Inc.
C/o FirstCity Financial Corporation
Attn: Legal Department
6400 Imperial Drive
Waco, TX 76712

Fax: (254) 761-2953

If to Executive:	Charles P. Bell, Jr.
1135 Mallard Point Drive
Cedar Hill, TX 75104

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

17.           Further Acts.  Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

18.           Publicity and Advertising.  Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six months thereafter.  Such use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used.  The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

19.           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

20.           `Venue.  The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in Dallas County, Texas.

21.           Amendment.  This Agreement may not be altered, amended, or rescinded, nor may any of its provisions be waived, except by an instrument in writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced.  Any modification of this Agreement may only be signed on behalf of the Company by the President of the Company and approved by the Board.

22.           Counterparts.  This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

23.           Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above

AMERICAN BUSINESS LENDING, INC.

By:
Name:
Title:

FIRSTCITY BUSINESS LENDING CORPORATION

By:
Name:
Title:

EXECUTIVE:

Charles P. Bell, Jr.

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Exhibit A”

Bonus Pool Methodology

Bonuses for management and employees of the Company will be calculated as follows:

On a fiscal year basis, using corporate accounting records, a Bonus Pool (A) will be created in an amount equal to 35 percent of the difference between the Bonus Pool Income (B) and the Threshold Amount (C).  In the event that the Bonus Pool Income (B) is less than or equal to the Threshold Amount (C) , no Bonus Pool (A) will be created but performance bonuses will be discretionary at the sole discretion of the Board of Directors of the Company.

Certain Definitions:

(B) The “Bonus Pool Income” is equal to the annual sum of the balances of:

Net Income Before Tax of the Company
+ Interest Paid on Shareholder Note from the Company to FirstCity BLC (the “Shareholder Note”)
+ Dividends paid or accrued on the Preferred Equity of the Company

(C) The “Threshold Amount” is equal to the average month-end balances for the 12 months in the preceding fiscal year of:

Total Shareholders Equity l of the Company
+ Outstanding Principal Amount of the Shareholder Note

Multiplied by a hurdle rate of 25 percent.

Thus, A = 0.35 x (B — C)

The Bonus Pool shall be distributed at the discretion of the Chief Executive Officer and the President of the Company.  Irrespective of the size of the bonus pool, in no event shall any executive or employee receive a bonus amount in excess of 100 percent of his/her Base Salary.